Exhibit L

                       EASTERN UTILITIES ASSOCIATES
                 COMPUTATION OF 1998 ANNUAL EQUITY RETURN
                                 ($000's)
                       Blackstone
                         Valley   Eastern  Montaup  Newport
                        Electric  Edison   Electric Electric
                        Company   Company  Company   Corp.    Elim.  Consol.
REVENUES-1997           $140,258  $277,323 $347,709 $63,504  $322,098  $506,696
 LESS: FUEL & P. POWER    90,276   188,217           37,606   316,099
 EQUIP. RENTALS            3,124     1,667      135   1,073     5,999
 NET REVENUES             46,858    87,439  347,574  24,825             506,696
 % OF CONS. REVENUES       9.25%    17.25%   68.60%   4.90%             100.00%
 RETURN ON COMMON EQUITY  11.43%    11.50%   11.10%  11.40%
 WEIGHTED COST
 OF COMMON EQUITY          1.06%     1.98%    7.61%    .56%              11.21%